Exhibit (a)(4)

WRITTEN INSTRUMENT DESIGNATING AND ESTABLISHING A NEW SERIES

The undersigned, being a majority of the Trustees of Ziegler Lotsoff Capital Management Investment Trust (the “Trust”), acting pursuant to Article IV, Section 4.2(e) of the Trust’s Amended and Restated Agreement and Declaration of Trust, hereby establish a new series designated as the Ziegler Lotsoff Capital Management Long/Short Credit Fund, with all of the relative rights and preferences of the existing series of the Trust.

This instrument may be executed in counterparts.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed as of the 26th day of August, 2011.

/s/ John Chrystal	/s/ Albert J. DiUlio, S.J.
John Chrystal	Albert J. DiUlio, S.J.

/s/ Margaret M. Baer	/s/ David S. Krause
Margaret M. Baer	David S. Krause

PRESIDENT’S CERTIFICATE

The undersigned, being the duly elected, qualified and active President of Ziegler Lotsoff Capital Management Investment Trust (the “Trust”), hereby certifies that the foregoing instrument designating and establishing the Ziegler Lotsoff Capital Management Long/Short Credit Fund as a new series of the Trust has been duly adopted by a majority of the Trustees, and has the status of an amendment to the Trust’s Amended and Restated Agreement and Declaration of Trust pursuant to Article VII, Section 7.3 of the Trust’s Amended and Restated Agreement and Declaration of Trust.

Dated: August 26, 2011	/s/ Joseph N. Pappo
Joseph N. Pappo, President